Exhibit 10.16

January 5, 2009

Mr. Stephen Hughes

3021 North Dickerson Street

Arlington, VA 22207

Dear Steve:

This letter sets forth our agreement with respect to the terms and conditions of your retirement from employment with SRA International, Inc. (the “Company”).

1. Retirement. You will retire from employment with the Company as of June 30, 2009, subject to paragraph 4(b) hereof (your “Retirement Date”). You agree to continue to serve as the Company’s Chief Financial Officer (“CFO”) until the earlier of (a) the Company’s appointment of a new CFO, (b) February 28, 2009 or (c) such date as may be designated by the Company’s Board of Directors (the “Board”) or Chief Executive Officer (“CEO”), at which time you will resign from your position as CFO.

2. Transition.

(a) For the period beginning on the date of your resignation as CFO and ending on your Retirement Date (the “Transition Period”), you will continue to be employed by the Company in a non-officer capacity and will assist with respect to the transition to a new CFO and will have such other duties and responsibilities as the Board or CEO may assign (during the Transition Period, you may work from a remote location to the extent practicable and, subject to the prior written consent of the Company, may work on outside personal business engagements that do not interfere with your duties to the Company).

(b) During the Transition Period, you will continue to be paid your current base salary ($365,000 annually) in accordance with the Company’s normal payroll practices and will continue to be entitled to participate in the Company’s 401(k) plan, medical and life insurance and other employee benefit plans, subject to the terms of those plans. You will also continue to vest in your outstanding options to purchase Company common stock (“Options”) and restricted stock (“Restricted Stock”) under the Company’s 2002 Stock Incentive Plan (“Stock Incentive Plan”), subject to the terms of such plan and the applicable award agreements.

3. Payments and Benefits Upon Retirement. Subject to paragraphs 4(c) and 6(b) of this letter, you will be entitled to the payments and benefits set forth in this paragraph 3, in full satisfaction of all of the Company’s obligations to you in connection with your retirement and termination of employment with the Company.

(a) Not later than fifteen business days after your Retirement Date, the Company will pay to you a lump sum amount equal to the sum of the following:

(i) an amount equal to one times your current annual base salary;

(ii) an amount equal to $116,505, equaling any then unpaid portion of the bonuses that you have earned under the Company’s annual cash incentive plan (“Cash Incentive Plan”) for the Company’s fiscal years ending June 30, 2006, 2007 and 2008;

(iii) a cash amount equal to the value your accrued and unused annual leave and pre-1984 sick leave as of your Retirement Date;

(iv) $12,000, in lieu of executive outplacement assistance;

(v) $29,810, representing the estimated cost (as agreed upon by the parties hereto and based on your current level of coverage and current insurance rates) of COBRA premiums for a period of 18 months; and

(vi) $500,000.

(b) You will be entitled to receive a bonus under the Cash Incentive Plan for the Company’s fiscal year ending June 30, 2009. Your target bonus amount is $438,000. The actual bonus will be in an amount determined assuming a 1.0 individual performance score and using the Company’s actual performance score for such fiscal year. If payable, this bonus shall be paid as a lump sum at the same time that other employees of the Company who are entitled to a bonus under the Cash Incentive Plan receive the first installment of such bonus (but, in your case, in no event later than December 31, 2009).

(c) For purposes of the Nonstatutory Stock Option Agreements evidencing your Options, your separation from service with the Company on the Retirement Date will constitute a separation from service by reason of retirement, and your Options (to the extent vested and outstanding as of your Retirement Date) shall remain exercisable to the extent provided under the provisions of such agreements.

(d) Your account under the 2005 Deferred Compensation Plan for Key Employees of SRA International, Inc. (“Deferred Compensation Plan”) will be paid in accordance with the terms of such plan.

(e) At your election, you may convert your coverage under the Company’s group life insurance plan into an individual term policy following your Retirement Date in accordance with the insurer’s rules and procedures.

(f) Following your Retirement Date, you will be entitled to elect COBRA continuation coverage on the same basis as other terminating employees.

4. Other Terms and Conditions.

(a) On and after the Retirement Date, you will cease to be covered by any of the Company’s employee benefit and incentive compensation plans, except to the extent provided in paragraphs 3(b), 3(c), 3(d) and 3(f) above. Any unvested Options and Restricted Stock that you hold on your Retirement Date will be forfeited and terminate effective as of immediately following your Retirement Date.

(b) Notwithstanding anything to the contrary herein, the Company may terminate your employment at any time with cause. For purposes of this letter, “cause” shall have the same meaning as under the Nonstatutory Stock Option Agreements evidencing your Options.

(c) Notwithstanding anything to the contrary herein, if the Company terminates your employment for cause or if you voluntarily terminate employment with the Company for any reason prior to your Retirement Date, you will not be entitled to any of the payments or benefits provided under paragraphs 2 and 3 of this letter.

5. Exclusivity of Payments. You acknowledge and agree that this letter sets forth the Company’s sole obligations on account of your retirement and termination with the Company and, except as may be required by law, neither you nor any other person is entitled to any other payment or benefit of any kind whatsoever from, or in respect of, the Company, any of its affiliates, or any of the Company’s, or any of its affiliates’, employee benefit or compensation plans, programs, policies or arrangements of any kind in connection with your employment with, and retirement from, the Company and its affiliates.

6. Release of Claims.

(a) By executing this letter, you hereby irrevocably and unconditionally release, acquit, and forever discharge the Company and each of its predecessors, successors, assigns, agents, directors, trustees, officers, employees, representatives, attorneys, divisions, subsidiaries, and affiliates (and agents, directors, officers, employees, representatives, and attorneys of such parent companies, divisions, subsidiaries, and affiliates), (hereinafter “Released Parties”) from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kinds, nature and character whatsoever, known or unknown, arising at any time before the date that you sign this letter, whether based on: any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act (“ERISA”), as amended; the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; the Older Worker Benefit Protection Act, as amended; the Americans With Disabilities Act (“ADA”), as amended; the Fair Labor Standards Act, as amended; any other comparable federal, state, or local laws regarding employment discrimination; any negligent or intentional tort; any contract (implied, oral, or written); or any other theory of recovery under federal, state, or local law, and whether for compensatory or punitive damages, or other equitable relief, including, but not limited to, any and all claims which you may now have or may have had, arising from or in any way whatsoever connected with your prior employment or contacts with the Company or the Released Parties whatsoever. You specifically agree that this paragraph 6 extends to claims which you do not know or suspect to exist in your favor and which, if you did know to exist, would have materially affected the provisions of this letter. You will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties, and will not participate in any manner in any legal proceedings against any of the Released Parties, with respect to any claims released under this paragraph 6, except as required by law. You agree that you will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released herein. You further represent that as of the date that you sign this letter, you are not suffering from a work-related injury and that you have not failed to report a work-related injury to the Company.

(b) Notwithstanding anything to the contrary herein, you agree that, as a condition to your entitlement to any payment or benefit under paragraph 3 hereof, the following requirements must be satisfied: (i) within five days after your Retirement Date, you deliver to the Company a signed copy of the release attached hereto as Attachment A (“Release”), and (ii) you do not revoke such Release prior to the expiration of the revocation period specified therein.

7. Nondisclosure of Company Information.

(a) For purposes of this letter, “Proprietary Information” means any and all confidential or proprietary information or trade secrets of the Company, including, but not limited to, third party information provided to the Company on a confidential basis, and any confidential or proprietary information of the Company pertaining to:

(i) product and services sales or marketing information such as technical, management, or cost proposals; bid or proposal information and strategies; capture plans; indirect cost structure rates; product or services plans, specifications, and associated software; price lists; current or potential client information including names, addresses, identifying information, special needs, purchasing practices, relationship history, contracts and sales agreements; and competitive analyses including future market and product direction;

(ii) corporate information such as strategic business plans; operating and financial plans; business plans; financial reports; cost accounting reports; indirect budgets, proposal budgets; DCAA budget submissions; contract analysis summaries; revenue recognition reports; telephone lists; other employees’ salaries data; administrative policies and procedures; employee rosters; organization charts; and all company policies and procedures;

(iii) technical information including software code and documentation; data mining algorithms and techniques; patterns, thresholds and values; and all forms of research and development, including but not limited to information related to abandoned or failed technologies or products; and

(iv) all information which is not generally known to the public or within the industry or trade in which the Company competes and that gives the Company any advantage over its competitors, and all physical embodiments of that information in any tangible form, whether written or machine-readable in nature.

Proprietary Information does not include any of your prior inventions, products, patents or copyrights or academic information generated by you using only non-Company data. In addition, Proprietary Information does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by you, (B) was within your possession (as proven by you) prior to its being furnished to you by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information, or (C) becomes available to you on a non-confidential basis from a source other than the Company or any of its representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information.

(b) Prior to the Retirement Date and at all times thereafter, you agree not to disclose, transfer, remove, copy or use, directly or indirectly, any Proprietary Information for any purpose other than in the performance of your duties for the Company. You understand and agree that disclosures authorized by the Company for the benefit of the Company must be made in accordance with the Company’s policies and practices designed to maintain the confidentiality of Proprietary Information. Further, you agree to use all reasonable measures to prevent the unauthorized use of Proprietary Information by others.

(c) At all times on or prior to your Retirement Date, you agree not to use or rely on the confidential or proprietary information or trade secrets of a third party in the performance of your work for the Company except when obtained through lawful means such as contractual teaming agreements, purchase of copyrights, or other written permission for use of such information. You shall in each case obtain prior written consent from an authorized officer of the Company for any article you submit for publication or any public speech you deliver that contains information related to the Company’s business or that identifies you as a representative of the Company.

8. Noncompetition. You agree that, until the first anniversary of your Retirement Date, you will not, without the Company’s prior written consent, accept employment or perform services anywhere within the United States, directly or indirectly, whether paid or unpaid, alone or as an owner, member, manager, partner, officer, employee, director, investor, lender, consultant or independent contractor of any entity, where such employment or services are (a) substantially similar to the functions and duties you performed as CFO of the Company, and (b) provided for or on behalf of any entity that is in competition, directly or indirectly, with the Company’s provision of products and services, or with its efforts to develop and market products and services as of the Retirement Date. You expressly acknowledge and agree that the restrictions set forth are reasonable, in terms of scope, duration, geographic area, and otherwise; that the protections afforded to the Company are necessary to protect its legitimate business interests and are not unreasonable with respect to your future opportunities, and; that this agreement to observe such restrictions form a material part of the consideration payable under this letter.

9. Nonsolicitation; Nondisparagement. You agree that (a) until the first anniversary of your Retirement Date, you will not solicit (i) any employee of the Company to discontinue that person’s employment relationship with the Company, (ii) any independent contractor or vendor to the Company to terminate that person’s contractual relationship with the Company, or (iii) any customer or client of the Company to terminate its business relationship with the Company; and (b) you will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company, its subsidiaries or any officer or director thereof, except that this provision shall not be interpreted to prevent you from testifying in response to a subpoena or as applicable to any legal action involving us and you. In addition, except with the Company’s prior written consent, you agree that until the first anniversary of your Retirement Date, you and any company or other organization you may be employed with will not hire any employee of the Company who within any time twelve months prior thereto was performing financial or accounting related duties for the Company.

We will advise our Senior Vice Presidents, Executive Vice Presidents, Chief Executive Officer and members of the Board of Directors of the Company that they shall not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize you, except that this provision shall not be interpreted to prevent testimony in response to a subpoena or as applicable to any legal action involving us and you.

10. Return of Property and Records. Following your Retirement Date (or such earlier date as may be requested by the Company), you shall immediately return to the Company all property, documents or other written materials and the like which the Company may have furnished to you or which you may have developed or obtained in connection with your employment with the Company (including during the Transition Period), so that none of the foregoing items or copies thereof shall remain in your possession. You acknowledge and agree that all property, products, client information, contracts and materials supplied to you by the Company, or obtained by you in the performance of your duties, are to remain, at all times, the property solely of the Company.

11. Breach of this Letter. In addition to the other rights and remedies available to the Company at law or in equity, the Company’s obligations under this letter shall terminate immediately in the event of a breach by you of your obligations under any of paragraphs 7 through 10 above.

12. Governing Law; Arbitration. This letter shall be governed by and construed in accordance with the laws of Virginia, without giving any effect to any conflict of law provisions thereof. Any controversy, claim, or dispute arising out of or relating to this letter, or the breach thereof, or the termination thereof, including any claims under federal, state, or local law, shall be resolved by arbitration before a single arbitrator to be held in Fairfax, Virginia, in accordance with the rules of the American Arbitration Association governing employment disputes. Any award rendered by the arbitrator shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof. In connection with any award, the arbitrator shall identify a “non-prevailing party.” Such non-prevailing party shall be solely responsible for all costs charged by the American Arbitration Association or the arbitrator in connection with the arbitration, and the prevailing party shall be reimbursed for any amounts advanced therefore, including without limitation fixing fees, administrative fees, and out-of-pocket costs charged by the American Arbitration Association, as well as witness fees, and reasonable attorneys’ fees.

13. Section 409A. This letter is intended to comply with (or be exempt from) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, and shall be administered and interpreted accordingly. In no event will the Company be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Notwithstanding anything to the contrary herein, to the extent necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), amounts or benefits that would otherwise be payable hereunder during the six-month period following your separation from service (within the meaning of Section 409A of the Code) shall instead be paid on the first business day after the date that is six months following your separation from service.

14. Voluntary and Knowing Agreement. By signing this letter, you acknowledge that you voluntarily agree to the terms of this letter and that, prior to signing below, you have discussed the terms of this letter with independent legal counsel knowledgeable of the tax and other matters relating to this letter.

15. Miscellaneous. The payments and benefits provided in this letter will be paid and provided only to the extent permitted under applicable law, and shall be subject to any applicable tax withholding. The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of this letter. This letter may be executed in counterparts, each of which will be deemed to be an original, but all such counterparts will together constitute one and the same instrument. This letter is the entire agreement between the Company and you with respect to the subject matter hereof, and supersedes all prior understandings, agreements and representations with respect to such subject matter. Neither party may assign its rights under this letter except with the prior written consent of the other party. This letter may not be amended or modified, or any of its provisions waived, except by an agreement in writing signed by both parties.

[SIGNATURE PAGE FOLLOWS]

Please indicate your agreement with these terms of this letter by signing as indicated below and returning the original to the Company. A copy of this letter is enclosed for your records.

Very truly yours,

SRA INTERNATIONAL, INC.

By:	/s/ Ernst Volgenau
Name:	Ernst Volgenau
Title:	Chairman

Accepted and agreed on this 5th day of January, 2009:

/s/ Stephen Hughes
Stephen Hughes

Attachment A

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter “Agreement”) is made and entered into by and between Stephen Hughes (hereinafter “Employee”) and SRA International, Inc. (hereinafter “Employer”).

WHEREAS, Employee and Employer entered into a letter agreement dated January 5, 2009 (“Letter Agreement”) setting forth the terms and conditions of Employee’s retirement and conditioning payments and benefits upon retirement on executing this Agreement:

WHEREAS, Employee’s retirement became effective and his employment terminated on                     , 2009 (“Retirement Date”);

WHEREAS, Employee and Employer desire to resolve and settle any matters between them, including, without limitation, matters that might arise out of Employee’s employment by Employer, and the termination thereof;

Now, therefore, in consideration of the foregoing, of the mutual promises herein contained, of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:

1. Upon the Effective Date of the Agreement (defined below), Employer shall pay to Employee the payments and benefits described in paragraph 3 of the Letter Agreement.

2. Employee hereby irrevocably and unconditionally releases, acquits, and forever discharges Employer and each of Employer’s predecessors, successors, assigns, agents, directors, trustees, officers, employees, representatives, attorneys, divisions, subsidiaries, and affiliates (and agents, directors, officers, employees, representatives, and attorneys of such parent companies, divisions, subsidiaries, and affiliates), (hereinafter “Released Parties”) from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kinds, nature and character whatsoever, known or unknown, arising at any time before Employee’s execution hereof, whether based on: any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act (“ERISA”), as amended; the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; the Older Worker Benefit Protection Act, as amended; the Americans With Disabilities Act (“ADA”), as amended; the Fair Labor Standards Act, as amended; any other comparable federal, state, or local laws regarding employment discrimination; any negligent or intentional tort; any contract (implied, oral, or written); or any other theory of recovery under federal, state, or local law, and whether for compensatory or punitive damages, or other equitable relief, including, but not limited to, any and all claims which Employee may now have or may have had, arising from or in any way whatsoever connected with Employee’s prior employment or contacts with

Employer or the Released Parties whatsoever. Employee specifically agrees that this Agreement extends to claims which Employee does not know or suspect to exist in Employee’s favor and which, if Employee did know to exist, would have materially affected this Agreement with Employer.

3. Employee will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties, and will not participate in any manner in any legal proceedings against any of the Released Parties, with respect to any claims released under paragraph 2, above, except as required by law. Employee agrees that he will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement.

4. Employee represents that he has been provided with all leave to which he may have been entitled under the Family and Medical Leave Act, and he has been paid all wages (including overtime, if applicable) to which he is entitled under the Fair Labor Standards Act (or any similar state or local laws). Employee further represents that as of the Retirement Date, he is not suffering from a work-related injury and that he has not failed to report a work-related injury to Employer.

5. ADEA Waiver/Older Workers Benefit Protection Act Provision

(a) Employee acknowledges that he has been given the opportunity to consult an attorney of her choice before signing this Agreement.

(b) Employee acknowledges that he has been given the opportunity to review and consider this Agreement for twenty-one (21) days before signing it and that, if he has signed this Agreement in less than that time, he has done so voluntarily in order to obtain sooner the benefits of this Agreement.

(c) Employee further acknowledges that he may revoke this Agreement within seven (7) days of signing it, provided that this Agreement will not become effective until such seven day period has expired. To be effective, any such revocation must be writing and delivered to Employer’s principal place of business by the close of business on the seventh day after signing and must expressly state Employee’s intention to revoke the Agreement. The eighth day following Employee’s execution hereof shall be deemed the “Effective Date” of this Agreement.

(d) The parties also agree that the release provided by Employee in this Agreement does not include claims under the ADEA arising after the date Employee signs this Agreement.

(e) Employee further acknowledges and agrees that the consideration and benefits he is to receive under this Agreement exceed the consideration and benefits to which he would otherwise be entitled upon his termination from employment with Employer.

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6. Employee certifies that all Employer property has been turned over to Employer including any and all documents, files, computer records, or other materials belonging to, or containing confidential or proprietary information obtained from Employer that are in Employee’s possession, custody, or control, including any such materials that may be at Employee’s home.

7. This Agreement sets forth the entire agreement between Employer and Employee and fully supersedes any and all prior agreements or understandings between Employer and Employee pertaining to the subject matter hereof, except that the terms of the Letter Agreement shall remain in full force and effect.

8. The Agreement shall be governed by the laws of Virginia, without giving effect to conflict of laws principles, and any disputes under this Agreement shall be governed by the arbitration clause in Section 12 of the Letter Agreement.

9. Employee acknowledges that he has read each and every paragraph of this Agreement and that he understands his rights and obligations under this Agreement.

10. The Agreement may be signed in counterparts, and each counterpart shall be considered an original for all purposes.

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, on the date(s) set forth below.

Stephen Hughes Date:

SRA INTERNATIONAL, INC.

By:
Name:
Title:

Date:

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